EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-135197, of Spare Backup, Inc. and the related prospectuses of our audit report dated March 24, 2009 with respect to the consolidated balance sheets at December 31, 2008 and 2007 and the consolidated statements of operations, changes in stockholders' deficit and cash flows of Spare Backup, Inc. and its subsidiary for the year ended December 31, 2008 and 2007 appearing in the Form 10-K for the year ended December 31, 2008.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
April 13, 2009